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                               December ___, 1999



Lifetime Achievement Fund, Inc.
11605 West Dodge Road
Omaha, Nebraska 68154

Gentlemen:

       Through your securities counsel, Lieben Whitted Houghton Slowiaczek & Cavanagh, P.C., you have requested our opinion as Maryland counsel with respect to shares of capital stock to be issued by you in connection with a registered offering of said capital stock.

       The pertinent facts are understood by us to be that Lifetime Achievement Fund, Inc. (the "Fund") is a corporation incorporated under the laws of the State of Maryland on September 2, 1999, having its principal place of business in Omaha, Nebraska. The Fund's authorized capital consists of one billion (1,000,000,000) shares (hereinafter "Shares") of capital stock, with a par value of one-tenth of one cent ($0.001) per Share.

       We understand that you are in the process of making filings with the United States Securities and Exchange Commission and with various state securities administrators for the purpose of registering the Shares under federal and state securities laws.

       We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Charter, the By-Laws and records of corporate proceedings of the Fund and such additional documents that we have obtained from officers of the Fund and from public officials as we have deemed necessary or appropriate for purposes of this opinion.

       Based on the foregoing, we are of the opinion that the Fund may legally and validly issue the Shares from time to time at a per Share consideration equal to the Fund's per Share net asset value at the time of issuance, with such consideration to be paid in cash. We are further of the opinion that when issued and acquired as herein provided, such Shares will be legally issued, fully paid and non-assessable. In rendering the foregoing

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opinions, we have assumed that at no time will the number of Shares that are issued or reserved for issuance exceed one billion (1,000,000,000) or the Fund's existing authorization of the Shares be amended, repealed or revised.

       We express no opinion as to the Fund's or the Shares' compliance with the Securities Act of 1933 as amended, the Investment Company Act of 1940 as amended, or the securities laws of any state with respect to the issuance of the Shares.

       We consent to your filing including this opinion with the filings you make pursuant to Federal and state securities laws in connection with the registration of the Shares.

                                       Yours very truly,


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